Exhibit 4.27

English Translation

High-voltage Electricity Supply Agreement

Agreement No.: 316001870302

Supplier: Chongqing Electricity Company Wanzhou Supply Bureau

Consumer: Chongqing Daqo New Energy Co., Ltd.

Signing Date: September 23, 2010

Signing Place: No. 200, Baoshan Road, Shuanghekou, Wanzhou District

To stipulate the rights and obligations of the electricity supplier and electricity consumer when they supply and consume electricity, and also make them supply and consume electricity in safe, economical, reasonable and orderly way, and pursuant to relevant laws, regulations, administrative rules and national and electricity industrial standards such as Agreement Law of the People’s Republic of China (“PRC”), Electric Power Law of the PRC, Electric Power Supply and Consumption Regulation, Chongqing Power Supply Regulation, Rules of Business of Electricity, etc.

NOW THEREFORE, both parties, through negotiations, agree as follow:

Chapter 1 Basic Situations of Electricity Supply and Consumption

Article 1. Address of Electricity Consumption

Address of electricity consumption of electricity consumer: No. 666, Huagong Avenue, Wanzhou District

Article 2. Nature of Electricity Consumption

1. Industry category: Manufacture of specialty chemicals (2660)

2. Electricity consumption category: Production electricity (big industry price); office electricity consumption (non-residential)

3. Load Characteristics:

(1)	Load character: important load

(2)	Load time character: continuous load

Article 3. Capacity of Electricity Consumption

The consumer has 1 location of electricity receiving equipment. The electricity receiving equipment has a total capacity of 100000 KVA (regard KW as KVA).

Location of Electricity Receiving Equipment	Name of Electricity Receiving Equipment	Capacity of Electricity Receiving Equipment (KVA/KW)	Status of Equipment	Multi-equipment operation methods
1	Power transformer	50000	In common use	In parallel
	Power transformer	50000	In common use	In parallel

Article 4. Electricity Supply Mode

1. Electricity supply mode

The electricity supplier provides three-phase alternating-current 50Hz power to electricity consumer, with double circuit feeding.

(1) First circuit

Character: main supply

The electricity supplier provides electricity to the first location of electricity receiving equipment of electricity consumer through 220 kilovolt peak converting station, 110 kilovolt voltage and via exit # 167 switch Gaoduobei Special Line. The total capacity of electricity receiving equipment of this circuit is 100000 KVA (KW).

(2) Second circuit

Character: spinning reserve

The electricity supplier provides electricity to the first location of electricity receiving equipment of electricity consumer through 220 kilovolt peak converting station, 110 kilovolt voltage and via exit # 168 switch Gaoduonan Special Line. The total capacity of electricity receiving equipment of this circuit is 100000 KVA (KW).

2. Connection and blocking of multi electricity supply circuit

Connection method: high voltage connection

Blocking method: electric blocking

Article 5. Self-provided emergency electric power source and non-electrical security measures

The electricity consumer shall take the following electrical or non-electrical security measures to ensure that the accidental interruption of power supply of power grid will not influence the safety of electricity consumption:

1. Self-provided emergency electric power source

The electricity consumer shall self-supply the following electric power source as the emergency electric power source of security load:

No.	Capacity of self-provided electric generator (KW)	Location of installation	Connection method	Shutting method
1	1200	#302 low voltage power distribution room	low voltage	electrical

(1) Self-provided electrical generator of the electricity consumer 1200 KW.

(2) Uninterruptible power supply (UPS/EPS) 80 KW.

(3) Installing reliable electrical blocking devices between self-provided emergency electric power source and power source of power grid.

2. The electricity consumer shall take the following non-electrical security measures in accordance with the nature of industry: the electricity consumer shall stipulate in accordance with relevant reles.

3. The self-provided electrical generators that need to be integrated into the power grid shall obtain the consent of the electricity supplier and shall be operated after the signing of power integration agreement. The self-provided electrical generators of the electricity consumer shall not supply electricity to third parties. When supplying electricity into or across the supply area out of the electricity supplier’s, it shall obtain consent from provincial power enterprises.

Article 6. Reactive Power Compensation and Power Factor

The total capacity of reactive power compensation devices of electricity supplier is 20040 kilovar. The lowest power factor at the peak time of power grid shall be 0.95.

Article 7. Division Point of Property and Division of Liability

1. Division point of property of electricity supply devices:

(1) The division point of property of the first electricity supply circuit devices is located at the connection of the 1676 disconnecting switch of 110 KV Gaoduobei Line of 220 KV peak converting station of the electricity supplier and device champ of overhead line. The devices from device champ (including the connecting bolts of disconnecting switch and overhead line device champ) to load side line devices belong to electricity consumer, who is also responsible for operation and maintenance. Variometer devices of division point (#1676 disconnecting devices) belong to the electricity supplier, who is also responsible for operation and maintenance.

(2) The division point of property of the second electricity supply circuit devices is located at the connection of the 1686 disconnecting switch of 110 KV Gaoduonan Line of 220 KV peak converting station of the electricity supplier and device champ of overhead line. The devices from device champ (including the connecting bolts of disconnecting switch and overhead line device champ) to load side line devices belong to electricity consumer, who is also responsible for operation and maintenance. Variometer devices of division point (#1686 disconnecting devices) belong to the electricity supplier, who is also responsible for operation and maintenance.

The division point of property of electricity supply and consumption shall be stated in characters and images. Details please see “Electricity Supply Lines and Property Rigths Division Diagram” (Annex 2). When the characters are inconsistent with the images, the characters shall govern. The property rights of the power source of division point belong to the electricity suppler, and the property rights of the load of division point belong to the electricity consumer. Both parties bear their respective legal responsibilities caused by accidents of the electricity devices of their property rights scope.

2. Assets arrangement of electricity measurement devices:

(1) The property rights of charging power meter belong to the electricity supplier;

(2) Other: the property rights of metering panel, current transformer, voltage transformer, load management device and secondary connection lines belong to the electricity supplier.

3. In accordance with national energy saving and emission reduction requirements and pursuant to “Chongqing Power Load Management Devices Installation Management Rules” (Shisandian[1998]8), for the convenient of devices maintenance management, when the power load management devices sponsored by the electricity consumer are transferred to the electrify supplier voluntarily, the electricity supplier shall be responsible for the operation and maintenance of the power load management devices.

4. When there are changes of names of the division point of property caused by lines transform, city planning, etc. and not influence the arrangement of division points of property set by both parties, the property rights shall be determined by the articles herein.

Article 8. Measurement

1. Set up of measurement point and measurement methods:

Measurement Point	Name of the Measurement Devices	Model and Specification	Precision Accuracy	Calculation of multiplying power	Category of Electricity Prices	Location of Installation	Measurement Methods	Remarks
110kV Gaoduobei Line 167	voltage transformer	TYD110/Ö3-0.01H 110000/100	0.2S	165000	big industry	110kV Gaoduobei Line 167 interval	massive quantity power supply	None
	current transformer	LCWB6- 110W 750/5	0.2S
	power meter	DTSD	0.2S
	load management terminal	WFET- 1000S

110kV Gaoduonan Line 168	voltage transformer	TYD110/Ö3-0.01H 110000/100	0.2S	165000	big industry	110kV Gaoduonan Line 168 interval	massive quantity power supply	None
	current transformer	LCWB6- 110W 750/5	0.2S
	power meter	DTSD	0.2S
	load management terminal	WFET- 1000S

2. When the installation locations of the electricity measurement devices are different from the division point of property, the relevant transformer loss and line loss (including active power loss and reactive power loss) shall be burden by the owner of title. The power loss shall be shared in accordance with the adjusted amount of electricity of various categorized electricity.

3. The measurement methods of the measurement devices that were not installed in accordance with electricity prices categories

When the measurement point has various electricity categories and difficult to measure, the electricity amount shall be determined as follows:

(1) Non-residential lighting: 30000kWh as the adjusted amount of electricity per month.

Each party shall have the rights to propose the re-determining the above methods and amounts at least once each year, and the other party shall not refuse.

Article 9. The Recording and Calculation of Amount of Electricity

1. The recording period is one month. Recording dates are 25, 5 and 15.

2. The recording methods: remote auto recoding.

3. Settlement basis:

The electricity supplier and consumer shall treat the recorded data as the settlement basis for electricity fees. For the ones using remote auto recording, when there is system fault, the artificial recording data shall be used as settlement basis.

4. The reactive amount of electricity of the electricity consumer is the total amount of absolute value of forward and reverse reactive amount of electricity.

5. When the electricity supplier has the evidences showing that the electricity consumer has the circumstances of worsen operations, assets transfer, welch or other circumstances that may make the electricity consumer not be able to pay the electricity fees in time, after electricity supplier send the written notice to the electricity consumer, the electricity supplier can use the multi recording and settlement methods to charge electricity fees. When the electricity consumer provides effective guarantee or the above circumstances has obvious improvement, the electricity supplier can resume the previous recording and settlement method.

Article 10. Failure of Measurement and Rules for Dispute Resolutions

1. If one party deems that the measurement devices failed, it shall has the rights to apply for checking and the other party shall not refuse. The checking shall be conducted by the qualified measurement examination authority. If the result of checking is qualified, the checking fees shall be burden by the application party. If the result is unqualified, the provider of the meter shall burden the fees except for those who can provide evidences showing that it was caused by the misuse and mismanagement of the other parties. The electricity consumer shall pay the fees during the period the electricity consumer is applying for checking the meter. After the confirmation of the checking results, the electricity fees shall be refunded for overpayment or supplemented for deficiency.

2. When there are the following circumstances that cause the failure of the measurement recording, the electricity fees shall be refunded for overpayment or supplemented for deficiency as follows:

(1) The error of transformer or power meter exceeds the allowable scope, using “0” error as reference, the return or supplement of electricity amount shall be determined by the error amount after checking. The time for return and supplement of electricity amount shall be calculated as the half time from the last checking or the date of use after re-installation to correction date for error.

(2) When the voltage drop measuring circuit connection line exceeds the allowable scope, using allowable voltage drop as reference, the return and supplement of electricity amount shall be determined by the difference between the actual amount after checking and allowance amount. The time of receiving the return and supplement of electricity amount is from the use of the connection line or the date of load increase to the correction of the voltage drop.

(3) Other non-artificial reason that cause the false of measurement recording, using the normal electricity amount of electricity consumer as reference, to return and supplement of electricity amount, the time for return and supplement is determined by adjusted records of electricity.

When the above circumstances happen, during the refund and supplement period, the electricity consumer shall pay the electricity fees in time. The electricity fees shall be refunded for overpayment or supplemented for deficiency after the error is confirmed.

3. If the following reasons cause the false of the measurement or calculation of electricity amount, the following arrangement shall be used to refund for overpayment or supplement for deficiency:

(1) The connection lines of the calculation and measurement devices failed, using the electricity amount of actual record as reference, using the difference rate of the correct and false connection to return and supplement of electricity amount. The time of return and supplement is from the last checking or the date of use after re-installation to the correction date for false connection lines.

(2) If the voltage transformer insurance fuse, using the regulated calculation method to receive the supplement amount. If cannot be calculated, using normal electricity amount of electricity consumer as reference, to obtain the electricity fee as the difference between the normal month and failure month. The time of supplement is determined by the adjusted records of electricity or losing voltage auto recording machine.

(3) The charge rate or data plate rate of calculating electricity amount is consistent with actual data, using the actual rate as reference, to return and supplement of electricity amount in accordance with the difference of the correct rate and false rate. The time of return and supplement is determined by the adjusted records of electricity.

When the above circumstances happen and the refund and supplement electricity amount is not confirmed, the electricity consumer shall pay the electricity fee in accordance with the normal month electricity consumption.

4. Using the following principles to deal with the circumstances when there is difference between main power meter and vice power meter:

(1) When the difference of difference between the main power meter and vice power meter and the relative error of the electricity amount of the main power meter is less than 1.5 times of the accuracy level of power meter, the electricity amount of the main power meter shall be treated as the electricity of trade settlement.

(2) When the difference of difference between the main power meter and vice power meter and the relative error of the electricity amount of the main power meter is greater than 1.5 times of the accuracy level of power meter, the main power meter and vice power meter shall conduct on-site checking, if the main power meter is not out-of-tolerance, the electricity amount of major power meter shall govern; if the main power meter is out-of-tolerance but the vice power meter is not out-of-tolerance, the electricity amount of the vice power meter shall govern; if both the main power meter and vice power meter are out-of-tolerance, the refund and supplement electricity amount shall be calculated by the error of the main power meter and the out-of-tolerance meters shall be changed.

5. The data of adjusted records of electricity, losing voltage and zero auto records and load management devices, etc. shall be used as references when dealing with measurement disputes of both parties.

6. The determined return and supplement electricity amount and electricity price standard of error period shall be used to calculate the refund and supplement electricity fees.

Article 11. Electricity Price and Electricity Fees

1. Electricity price

The electricity supplier shall settle the electricity fees with electricity consumer at regular intervals in accordance with the records of the electricity measurement devices and the electricity prices approved by the governmental authorities (including the relevant fees charged together with electricity fees regulated by nation). Within the term of this Agreement, if the electricity price and other charges rate change, the fees shall be calculated in accordance with relevant national electricity price adjustment documents.

2. Electricity fees

The electricity fee settlement of electricity consumer shall use the two-part electricity fees and power factor adjustment methods.

(1) Kilowatt electricity fee

Using the electricity consumer’s settlement electricity amount of various electricity category multiply relevant kilowatt electricity price.

(2) Basic electricity fee

The basic electricity fee of the electricity consumer is calculated by the transformer capacity.

For those using transformer capacity to calculate and charge basic electricity fee, the basic capacity of electricity fee is 100000 KVA (including the high voltage electric motors that were not supplied electricity by transformer).

The electricity consumer who reduces volume, suspend and resume electricity consumption shall follow the “Electricity Supply and Operation Rules”. Forced outage, shutdown because of maintenance and scheduled electricity limitation shall not reduce basic electricity fee.

(3) Power factor adjusted electricity fee

Pursuant to the national “Rules of Power Factor Adjusted Electricity Fee”, the assessment standard of power factor adjusted electricity fee is 0.9, and the electricity feel shall be calculated in accordance with relevant regulations.

(4) The system backup capacity fee and self-provided self-used electricity fee of self-provided electricity factor shall be executed by national policies.

Article 12. Electricity Fee Payment and Settlement

1. The payment methods of the electricity consumer are payments in batches. Both parties shall sign electricity settlement agreement as the annex of this Agreement when necessary.

2. If there is electricity fee dispute, the electricity consumer shall settle the electricity amount in accordance with the recording electricity amount and pay the electricity fee in full. After the dispute is settled, the fee shall be settled and cleared.

Chapter 2 Obligations of Both Parties

Part 1 Obligations of Electricity Supplier

Article 13. Power Quality

When the power system is under the normal operation status, the power quality of the location of electricity receiving equipment shall satisfy the national standards.

Article 14. Continuous Electricity Supply

When the electricity supply system is under normal circumstances, the electricity supplier shall supply electricity to the electricity consumer continuously. If one of the following circumstances happens, the electricity supplier shall stop the electricity supply pursuant to relevant law, regulations and rules:

1. Scheduled or temporary maintenance of electricity supply devices.

2. Damage the electricity supply and consumption safety, harass the electricity consumption order and refuse the examination.

3. The electricity consumer does not pay the electricity fees in time limit and does not pay after the urge from the electricity supplier.

4. The electricity receiving devices are unqualified through checking and does not improve in designated period.

5. The harmonic current into the power grid by electricity consumer exceed the standard, and the shock load and asymmetry load interfere and harass the power quality of power grid and seriously influence and threaten the safety of power grid and refuse to make effective measures to improve.

6. Refuse to remove the increased capacity without authorization within a definite time.

7. Refuse to pay the fees arised by the breach of contract.

8. Breach the relevant rules of safety of electricity consumption and refuse to correct.

9. Force majeure or act of rescue.

10. The electricity consumer implements the behaviors of clauses 6 to 11 of Article 31. herein.

Article 15. Procedures for Suspension of Electricity Supply

1. The following procedures shall be followed where the suspension of electricity supply is necessary:

(1) When the scheduled maintenance for electricity supply devices requires the suspension of electricity, there shall be a 7 days prior notice to the electricity consumer or noticed publicly.

(2) When the temporary maintenance for electricity supply devices requires the suspension of electricity, there shall be a 24 hours prior notice to important electricity consumers.

2. Except for the above circumstances of suspension of electricity supply, when need to suspend the electricity supply, the electricity supplier shall both perform the report and approval procedures under relevant regulations and rules and the following procedures:

(1) 3 to 7 days before the suspension of electricity supply, the notice of suspension of electricity supply shall be delivered to electricity consumers. For the suspension of electricity supply to important electricity consumers, the notice of suspension shall also be reported to electricity management authority.

(2) 30 minutes before the suspension of electricity, the suspension time shall be noticed to the electricity consumer again.

3. When one of the following circumstances happens, the electricity supplier may suspend the electricity supply immediately:

(1) Force majeure or act of rescue.

(2) The electricity consumer implements the behaviors of 6 to 11 of Article 31. herein.

4. After the reasons cause the suspension and limitation of electricity supply was diminished, the electricity supplier shall resume the electricity within 48 hours. If the electricity supply cannot be resumed within 48 hours, the electricity supplier shall report the reasons to electricity consumers.

Article 16. Operate over the Boundary

The electricity supplier shall not operate the electricity devices under the electricity consumer property rights without authorization, with the exception of the following circumstances that:

1. May endanger the power grid and the electricity consumption safety.

2. May cause injuries and deaths or serious damage of devices.

3. The electricity suspends the electricity supply pursuant to laws or in accordance with agreements.

When conducting above behaviors, the electricity supplier shall comply with the principles of rational and goodwill and notice the electricity consumer in time to reduce the loss in maximum.

Article 17. Prohibited Behaviors

1. Using the false measurement from the electricity measurement devices intentionally.

2. Charging unreasonable fees together with the electricity fee.

Article 18. Emergency Repair

When the suspension of electricity is caused by natural disaster, the electricity supplier shall conduct emergency repair against the property belonged electricity supply devices in accordance with relevant national rules.

Article 19. Information Providence

1. Providing convenience to the payment and inquiry of electricity consumer.

2. Providing power meter data, load, electricity amount and electricity fee to electricity consumer freely.

3. Informing electricity price adjustment information in time.

Article 20. Confidentiality of Information

The trade secret held during the electricity supply shall not be opened to the public or disclosed. The scope of trade secret shall be applied in written from the electricity consumer to the electricity supplier and shall be confirmed by both parties.

Part 2 Obligations of Electricity Consumer

Article 21. Payment for Electricity Fee

The electricity consumer shall pay the electricity fee in accordance with the methods and terms herein.

Article 22. Security Measures

The electricity consumer shall guarantee the effectiveness of electrical or non-electrical security measures in order to fulfill the safety requirements.

Article 23. Qualification of Electricity Receiving Devices

The electricity consumer shall guarantee the qualification and safety status of the electricity receiving devices and the connection and blocking devices of multi circuits. The electricity consumer shall also conduct security examination and prevent experiment periodically in accordance with the national and industrial electricity operation rules to eliminate the safety latent danger.

Article 24. Management of Electricity Receiving Devices and Self-provided Emergency Electric Power Source

1. When conducting electricity work, the electricity maintenance staff of the electricity consumer shall hold the “Permit for Electricians” issued by electricity authorities.

2. The electricity consumer shall conduct maintenance and management to the electricity receiving devices and be responsible for protecting the safety and goodness of electricity measurement and load management devices. If there are unusual issues, the electricity consumer shall notice the electricity supplier immediately.

3. The electricity consumer shall have self-provided power source as the emergency power source of the security load with the capacity of 120% of the security load. When using the self-provided emergency power source, the electricity consumer shall avoid the following circumstances:

(1) Changing the connection methods of the self-provided emergency power source.

(2) Removing the blocking devices of self-provided emergency power source or make it not work.

(3) Other possible circumstances that cause the self-provided emergency power source to supply electricity to the power grid.

Article 25. Setting and Cooperation of Protection

The protection methods of the electricity receiving devices of the electricity consumer shall be cooperated with the protection methods of the power grid of the electricity supplier, and be settled and checked in accordance with relevant standards and rules of electricity industry. The electricity consumer shall not change it without authorization.

Article 26. Guarantee of Reactive Power Compensation

The electricity consumer shall set and switch reactive power compensation devices in accordance with the principle of reactive power local balance to guarantee the relevant data comply with this agreement.

Article 27. Power Quality Sharing

1. The electricity consumer shall use effective technical measure to manage the facts that may influence the power quality to ensure to control it within the scope regulated by the nation. If the behaviors of the electricity consumer influence the power supply quality and threaten the safety of power grid, the electricity supplier shall have the rights to request the electricity consumer to correct in limited time, and when necessary, conduct effective measures to remove the above threatens and the electricity consumer shall cooperate with the electricity supplier.

2. When the requirements of the power quality of the electricity consumer are higher than the relevant national standards, the electricity consumer shall conduct necessary technical measures.

Article 28. Notice of Relevant Issues

If the following circumstances happen, the electricity consumer shall notice the electricity supplier in time:

1. The electricity consumer has serious electricity consumption safety accident or electric shock accident.

2. Abnormity of power quality.

3. Abnormity of the electricity measurement devices, change of recording results of losing voltage and zero flow devices and abnormity of electricity load management devices.

4. The electricity consumer intends to reform or expand the electricity receiving devices, material change of electricity consumption load, maintenance arrangement of material electricity and abnormity of electricity receiving devices.

5. The electricity consumer intends to have assets mortgage, reorganization, transfer, adjustment of operations, change of name, material litigation, arbitration, etc. that may have material influence on the performance of this agreement.

6. Other circumstances of the electricity consumer that may material influence the performance of this agreement.

Article 29. Cooperative Issues

1. The electricity consumer shall cooperate for the demand side management to practice the national resources policies.

2. The electricity supplier shall conduct electricity examination in accordance with laws and electricity consumer shall provide necessary conveniences and provide true materials to the electricity supplier when necessary.

3. When the electricity supplier suspend or limit the electricity supply in accordance with this Agreement, the electricity consumer shall reduce, adjust or stop the electricity consumption.

4. The installation, move, change, check, remove, seal and unseal of the electricity measurement devices shall be the responsibilities of the electricity supplier, and the electricity consumer shall provide necessary convenience and cooperation. The electricity consumer shall appropriately take care of the electricity measurement devices installed in the location of the electricity consumer. If there is abnormity, the electricity consumer shall notice the electricity supplier in time.

Article 30. Operate over the Boundary

The electricity consumer shall not operate the electricity devices under the electricity supplier property rights without authorization, with the exception of the following circumstances:

1. May endanger the power grid and the electricity consumption safety.

2. May cause injuries and deaths or serious damage of devices.

Article 31. The Forbidden Behaviors during Electricity Supply

1. Connecting the electricity consumption devices with high electricity price without authorization on the electricity supply lines with low electricity price or change the electricity consumption category.

2. Exceeding the agreed capacity herein.

3. Using the electricity devices that are applying for suspension in the electricity supplier or use the sealed electricity devices.

4. Without authorization, move, change or operate the electricity measurement devices of the electricity supplier.

5. Without authorization, inlet or outlet power source or grid-connect the self-provided emergency power source with other power source.

6. Without authorization, on the electricity supply devices of the electricity supplier, connect lines for electricity consumption.

7. Consuming electricity avoiding the electricity measurement devices of the electricity supplier.

8. Counterfeiting or opening the sealed electricity measurement devices.

9. Destroying the electricity measurement devices of the electricity supplier.

10. Making the electricity measurement devices of the electricity supplier false or not work.

11. Other methods that make it not measure or measure less.

Article 32. Minimizing Losses

When the power quality descends or there is power failure, the electricity consumer shall conduct rational and practicable measure to diminish the possible losses.

Chapter 3 Change, Assignment and Termination of the Agreement

Article 33. Change of Contract

If the following circumstances happen during the performance of the contract, both parties shall, through negotiations, to amend relevant terms herein:

1. Change of name of parties.

2. Change electricity supply method.

3. Increase or decrease location of electricity receiving devices and measurement points.

4. Increase or decrease the capacity of electricity consumption.

5. Change of calculation method of electricity fee.

6. The electricity consumer proposes special requirements of power quality.

7. Adjustment of division point of property.

8. Adjustment for liability for breach of contract.

9. As the capability of electricity supply changes or the policies of electricity supply or consumption management change, the basis for conclusion of contract is been revised or cancelled.

10. Other circumstances that require the amendment of this agreement.

Article 34. The Procedures for Agreement Amendment

If this Agreement needs amendment, the following procedures should be followed:

1. One party proposes for the amendment, both parties reach an agreement through negotiations.

2. Both parties sign “Confirmation on Agreement Amendment” (Annex 3).

Article 35. Assignment of Agreement

Without consent of the opposite party, neither party shall assign the obligations hereunder to third party.

Article 36. Termination of Agreement

This agreement shall be terminated when the following circumstances happen. The termination of this agreement shall not influence the obligatory right and liabilities hereunder.

1. The lost of qualification of subject or declaration bankruptcy of the electricity consumer.

2. The lost of qualification of subject or declaration bankruptcy of the electricity supplier.

3. Cancellation of this Agreement in accordance with laws or this Agreement.

4. Until the expiry date of this Agreement, both parties not sign effective agreement on the continuous performance of this Agreement.

Article 37. Cancellation of Agreement

1. Both parties may cancel this agreement through negotiations.

2. One party legally cancels this agreement.

Article 38. Procedures for Cancellation of Agreement

1. When cancel this Agreement through negotiations, there shall have a written cancellation agreement and the validity of this agreement shall be terminated when the cancellation agreement is effect.

2. If the electricity consumer exercises the rights of cancellation of agreement, the electricity consumer shall give a 7 day prior written notice to the electricity supplier. The agreement is terminated when the electricity supplier stops the electricity supply.

3. If the electricity supplier exercises the rights of cancellation of agreement, the electricity supplier shall give a 7 day prior written notice to the electricity consumer. The agreement is terminated when the electricity consumer stops the electricity supply.

Chapter 4 Liabilities for Breach of Contract

Article 39. Liabilities of Breach of Contract of the Electricity Supplier

1. If the electricity supplier breaches the contract, the electricity supplier shall correct in accordance with national and electrical industrial standards of this agreement and the agreement shall continue to perform.

2. If the electricity supplier breaches the liability of power quality herein and causes losses of the electricity consumer, the electricity supplier shall compensate the actual loss of the electricity consumer. The highest compensation amount is 20% of the product of the actual power consumption amount during the unqualified time period and average electricity price of equivalent time period.

3. If the electricity supplier breaches the contract and stops the electricity supply and cause losses of the electricity consumer, the electricity supplier shall compensate the actual loss of the electricity consumer. The highest compensation amount is five times of electricity fee of the possible electricity consumption (as the reference of the calculation of electricity amount).

The possible electricity consumption is the product of the average electricity consumption of period of the last month equivalent to the period of electricity suspension and the hours for electricity suspension.

4. The electricity does not perform the obligation of emergency repair and cause the expand of the loss of the electricity consumer, the compensation of the expanded loss shall refer to clause 3 of this Article.

5. If the electricity supplier intentionally use the false measuring results of the electricity measurement and cause the loss of the electricity consumer, the electricity supplier shall return the excessive expenses of the electricity consumer.

6. If the electricity supplier charges unreasonable fees together with electricity fees and causes the loss of electricity consumer, the electricity supplier shall refund relevant fees.

7. The electricity supplier shall not be liable for the following circumstances:

(1) The exceptional circumstances of Article 14 hereunder and the electricity supplier performs necessary procedures.

(2) The electricity operation accident cause the trip of switch and through the auto reclosing devices to successfully reclosed.

(3) One of the multi electricity supply circuits stop, but other circuits can fulfill the need of the electricity consumer.

(4) The electricity consumer did not install the self-provided emergency power source or conduct non-electrical security measurement in accordance with this agreement, or conduct unsuitable behavior on the maintenance management of the self-provided emergency power source and non-electrical security measurement and cause the enlarge of the losses.

(5) Caused by the fault of the electricity consumer.

Article 40. Liabilities of Breach of Contract of the Electricity Consumer

1. If the electricity consumer breaches the contract, the electricity consumer shall correct in accordance with national and electrical industrial standards of this agreement and the agreement shall continue to perform.

2. If the electricity consumer causes the stop or decrease of the electricity supply of the electricity supplier, the electricity consumer shall compensate the product of the decreases of the electricity supply and the average unit price of electricity sales of last month. Among which, the decreases of the electricity supply is the average electricity supply per hour of the last month of the stop time multiply the hours of electricity stop. If the stop time is less than one hour, it shall be calculated as one hour. If the stop time is more than one hour, it shall be calculated using the actual electricity stop time.

3. If the false of the electricity consumer cause the property losses of the electricity supplier and other consumers, the electricity consumer shall bear the compensation liability. The liabilities shall not be waived because of clause 4 of Article 40.

4. If the electricity consumer has the following behaviors for breach of contract, the electricity shall pay the liquidated damages:

(1) If the electricity consumer did not pay the electricity fee in time, the calculation of liquidated damages is 2‰ of arrears per day of current year and 3‰ of arrears per day of the ones go beyond the year.

(2) If the electricity consumer changes the electricity consumption category without authorization or connect the electricity consumption devices with high electricity price on the electricity supply lines with low electricity price, the liquidated damages is calculated as the twice of the difference of electricity fees. The difference of the electricity fees is calculated from the actual usage date for breaching the contract. Fro those the start and end dates are difficult to calculate, use 3 months to calculate.

(3) Without authorization, consuming the electricity exceed the capacity herein, if it is the two-part electricity fee consumer, the liquidated damages shall be calculated as the three times of the basic electricity fee of the increased capacity. If it is the one-part electricity fee consumer, the liquidated damages is calculated as 50 Yuan per KW (KVA) of the unauthorized consumption or unauthorized sealed devices.

(4) For those using the electricity devices that is applying for suspension, or using the sealed electricity devices, if it is the two-part electricity fee consumer, the liquidated damages shall be calculated as two times of the difference of the electricity fees. If it is one-party electricity consumer, the liquidated damages shall be calculated as 30 Yuan per KW (KVA) per time of the capacity of unauthorized consumption or authorized devices. If using the unauthorized sealed devices, it shall also pay the liquidated damages according to clause 4(3) of this Article.

(5) Without authorization, if move, change or operate electricity measurement devices, electricity load management devices, operate electricity supply devices of the electricity supply enterprise and the receiving devices that shall be dispatched by the electricity supplier as arranged, the liquidated damages shall be calculated as 5000 Yuan per time.

(6) Without authorization, if inlet or outlet power source or connect the self-provided power source and other source, the liquidated damages shall be calculated as 500 Yuan per KVA of the inletting or outletting or connecting of the power grid.

(7) Without authorization, the electricity consumer connect the electricity supply devices of the electricity supplier and consume the electricity avoiding the electricity measurement device, counterfeit or open the sealed electricity measurement devices, damage the electricity measurement device, use the false and not working electricity measurement devices, the liquidated damages shall be three times of the paid arrears. When the time of electricity amount cannot be proved, it shall be calculated as 180 days. The consumption time per day is calculated by hours, among which, non-residential electricity consumption is calculated as 12 hours per day and residential electricity consumption is calculates as 6 hours per day.

5. The liabilities of breach of contract of the electricity consumer can be waived for the following circumstances:

(1) Force majeure.

(2) Exemption circumstance as stipulated by laws, regulations and rules.

Chapter 5 Supplementary Provisions

Article 41. Time of Electricity Supply

After the checking result is qualification of the electricity receiving devices of the electricity consume, the relevant fees are settled and relevant agreements are signed, the electricity supplier shall supply electricity to the electricity consumer according to this agreement.

Article 42. Contract Term and Duration

This Agreement shall come into force once both parties have signed and stamped with the corporate seals or the contract authorized stamps. This Agreement is valid for one year, from September 23, 2010 until September 22, 2011. Upon expiry of the contract, if both parties have no written objections to continuing this Agreement, the agreement should remain in force and maintain the same contract term as this contract.

If one party puts forward objection, it must presented within the 15 days before the contracts valid period is completed and must be treated in the following manner:

1. One party puts forward objection, by negotiation, two parties reaches agreement, then both parties resign the mutual electricity usage contract. Before the contract is renewed and signed, the current agreement stays in effect.

2. One party puts forward objection, by negotiation, the parties cannot reach agreement, then before the matter establishes a new written agreement, the current agreement stays in effect.

Article 43. Authorized Communication

1. Implement based on the both parties’ signed and authorized agreement;

2. Contact person and telephone number

Electricity consumer contact telephone: 64866598, contact person: Qinghua WANG, authorized telephone: 58297235.

Electricity supplier telephone: 58297912, contact person: Yongjun HUANG, authorized telephone: 58297009, 58297010.

Article 44. Dispute Resolution

1. When two party dispute happens, should first try to resolve it through friendly negotiations. If negotiations fail, possible resolution methods are invite the administrative authority to mediate, apply for arbitration to the arbitration department, or bring litigation to the court with the jurisdiction. Mediation process is not the arbitration or litigation necessary process.

2. If dispute cannot be resolved by negotiation or mediation, then proceed with number (2) method:

(1) Arbitration: submit             , according to the arbitration department’s procedure in effect at the time of applying for arbitration. The determination of the arbitration will be final and binding for both parties.

(2)	Litigation: file claim with the court where the electricity supplier is based.

3. During the dispute and resolution period, the contract articles not involved in the dispute will continue to be enforced.

Article 45. Notification and Consent

Send out notification and consent based on the contract regulations, following the sample address, electronic mail box or facsimile number to the relevant parties. Notification and consent should be determined by the following provisions below:

1. Sending via post, the date of the postage arriving at the intended address is the effective delivery date.

2. Sending via electronic message, the date received is the effective delivery date.

3. Sending via facsimile, the date sent and received notification of success is the effective delivery date.

But if sent according to the methods described above and the effective delivery date is not a working business day where the receiver is located, then the first working business day after the date received will be the effective delivery date for the notice or consent.

Any one party should agree according this contract, to send notice to the other party regarding change in receiving address, electronic mailbox or facsimile number.

Each party’s address, facsimile and electronic mailbox address for receiving all the notices and consents are as follows:

Electricity supplier:

Electricity consumer:

Article 46. Counterparts and Annexes

1. This Agreement shall be executed in two originals (electricity supplier holds one original and electricity consumer holds one original). This Agreement shall also have two copies (electricity supplier holds one copy and electricity consumer holds one copy).

2. The written materials such as the applications and approvals during the electricity supply and electricity consumption shall form the annexes of this Agreement and shall have the same legal effect as this Agreement.

3. The annexes of this Agreement including:

(1) Annex 1: Technical Glossaries and Definitions.

(2) Annex 2: Electricity Supply Lines and Property Rights Division Diagram.

(3) Annex 3: Confirmation on Agreement Amendment

(4) Electricity Fee Settlement Agreement.

Article 47. Prompting and Explanation

1. If the electricity consumer chooses “important load” and “continuous load” as for the government authorities, medical, traffic, communication and mining enterprises or in accordance with Article 2 herein, the electricity consumer shall choose the self-provided emergency power source and conduct effective non-electrical security measure to ensure the safety of electricity consumption.

2. The special clauses are written in bold in this Agreement and both parties shall read conscientiously. Because of the professional of the electricity supply and consumption agreement, the electricity supplier also has necessary and rational explanation on the terms of this Agreement.

3. Bother parties signed this Agreement on the voluntarily and clear basis.

Article 48. Special Commitment

This special commitment is the revision and supplement of the other clauses of this Agreement. Where inconsistency, this special commitment shall govern.

Signature Page

The electricity supplier: Chongqing Electricity Company. Wanzhou Supply Bureau /Seal/

Legal representative (responsible person) or authorized representative (signature): /s/ [Authorized Signatory]

Signing date: 9/23/2010

Address: No. 1 Longdu Square, Wanzhou District, Chongqing

Postal code: 404000

Contact person: Yongjun HUANG

Tel:

Fax:

Bank of deposit: Longdu Sub-office, Wanzhou Branch, Agricultural Bank of China

Account No.: 31-422201040000840

Tax No.:

The electricity supplier: Chongqing Daqo New Energy Co., Ltd. /Seal/

Legal representative (responsible person) or authorized representative (signature): /s/ [Authorized Signatory]

Signing date:

Address: No. 666 Huagong Avenue, Wanzhou District, Chongqing

Postal code: 404000

Contact person: Qinghua WANG

Tel:

Fax:

Bank of deposit:

Account No.:

Tax No.:

Annex 2

Electricity Supply Lines and Property Rights Division Diagram

division point of property
220kV peak converting station
220kV peak converting station
#167 switch
#167 switch
Volume calculation point 1
Volume calculation point 2
#1676 main switch
#1676 main switch
110kV high voltage Gaoduobei Line
110kV high voltage Gaoduonan Line
50000kVA
50000kVA

The electricity supply equipment at the property rights division point belongs to the electricity generator, who is responsible for maintenance. Load equipment including the line clips at the property rights division point (isolation switch and overhead lines' connecting bolts) and etc belong to the electricity user, who is responsible for maintenance.

Annex 3

Confirmation on Agreement Amendment

No.	Issues of amendment	Commitment before amendment	Commitment after amendment	Confirmation of the electricity supplier	Confirmation of the electricity consumer
1				(signature) chop date:	(signature) chop date:
2				(signature) chop date:	(signature) chop date:
3				(signature) chop date:	(signature) chop date:
4				(signature) chop date:	(signature) chop date:
5				(signature) chop date:	(signature) chop date: